Exhibit 10.1

PRIVATE AND CONFIDENTIAL

May 15, 2012

Allied Nevada Gold Corp.

Suite 200, 9790 Gateway Drive

Reno, NV 89521

Attention:	Scott Caldwell, Chief Executive Officer

Re:         High Yield Notes

Dear Sir:

Scotia Capital Inc. (“Scotia”) and GMP Securities L.P. (“GMP”, and together with Scotia, the “Joint Bookrunners and Co-Lead Managers”), on their own behalf and on behalf of a syndicate of investment dealers (together with Scotia and GMP, the “Dealers”) to be named, are pleased to offer to purchase from Allied Nevada Gold Corp. (the “Company”)the aggregate principal amount of the Company’s 8.75% senior unsecured notes due 2019 (the “Notes”) (the “Offering”) equivalent to U.S. $400 million based on the exchange rate determined in connection with the Swap (as hereinafter defined). The terms of the Offering are summarized on Exhibit 1 attached hereto and the specific terms, conditions and covenants of the Notes shall be substantially as described in the draft description of notes (the “Description of Notes”) attached hereto as Exhibit 2.

The Notes will be offered by way of a private placement that will be exempt from the prospectus requirements under applicable securities laws in each Province of Canada (the “Jurisdictions”) and in the United States pursuant to exemptions from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and no future registration shall be required in the United States, such exemptions to be specified in the Agreement (defined below), and in certain other jurisdictions as the Company and the Joint Bookrunners and Co-Lead Managers may agree, provided that the Company shall not become obligated to file a registration statement, prospectus or other similar document. The completion of the Offering shall be subject to the conditions listed herein. The Offering is subject to the following terms and conditions:

1.	The offer is open for acceptance until 5:00 p.m. (Toronto time) on May 15, 2012 unless extended or withdrawn by the Joint Bookrunners and Co-Lead Managers. This offer is conditional on the entry into of the full principal amount of the Swap (as hereinafter defined), provided that if the Dealers terminate their obligations under this letter agreement pursuant to paragraph 9 (b)(ii) hereof then the Dealers shall nonetheless be obligated to purchase, in accordance with the terms hereof including the other applicable conditions and termination rights, an aggregate principal amount of Notes equal to the principal amount (on a currency adjusted basis) of the Swap that has been entered into on behalf of the Company as at the time of such termination and has not been unwound.

2.	The offer is not subject to syndication, however a syndicate of Dealers shall be agreed upon by the Company and the Joint Bookrunners and Co-Lead Managers. It is agreed that each of GMP and Scotia will be entitled to not less than a 50% syndicate position with respect to the Offering.

3.	Immediately upon acceptance of this offer, the Company authorizes the Joint Bookrunners and Co-Lead Managers to issue a press release in form satisfactory to the Company.

4.	The Company and the Dealers will negotiate in good faith to enter into a mutually acceptable underwriting agreement (including industry standard representations and warranties and conditions

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and termination provisions set out herein) (the “Agreement”), and other customary documentation with respect thereto. The Notes will be issued pursuant to an indenture to be negotiated in good faith between the Company and the Dealers which will contain the terms set out in Exhibit 2 with only such changes as are necessary to reflect the fact that the Notes and the indenture are to be governed by Canadian law and will be held in book-entry only form in Canada.

5.	The Company and its counsel will finalize, with our assistance, marketing materials describing the Company, its subsidiaries, the Notes and/or the Offering and the other documentation necessary to complete the Offering, including the Offering Memorandum and any required U.S. offering materials (collectively, the “Offering Documents”). Management of the Company will make themselves available to assist the Dealers in marketing the Offering as reasonably requested, including being physically present for at least three days for marketing meetings and participation on a national conference call. The Description of Notes may only be amended (for other than a typographical or other non-material amendments) from the form attached hereto with the consent of the Joint Bookrunners and Co-Lead Managers. On the Closing Date (as defined below) the Company shall enter into an indenture with an indenture trustee reflecting the Description of Notes in form and substance satisfactory to the Joint Bookrunners and Co-Lead Managers, acting reasonably.

6.	The closing of the Offering will occur at the offices of counsel to the Company, on May 25, 2012 (the “Closing Date”) or on such other date as may be agreed to by the Company and the Joint Bookrunners and Co-Lead Managers.

7.	The Company agrees to allow the Dealers and the Dealers’ representatives to conduct all due diligence investigations which they may reasonably require in order to perform their services hereunder. The Company will make available to the Dealers such financial, business and other information, in written or oral form, concerning the Company and, subject to receiving adequate prior notice, provide the Dealers with reasonable access to the officers, directors, employees, auditors and other advisors of the Company and any of its subsidiaries as the Dealers may reasonably request for the purpose of enabling the Dealers to carry out their due diligence investigations. The Dealers agree that any information provided by the Company shall remain confidential and shall be used by the Dealers only for the purposes of the Offering except as required by applicable law or regulatory authority.

8.	The Company represents and warrants that, as of the date hereof, (i) there are no material changes relating to the Company and no material facts (other than non-adverse material facts that have been disclosed in writing to the Dealers prior to the execution hereof) relating to the Company that have not been publicly disclosed in Canada and the United States, (ii) it is (x) a “reporting issuer” (as such term is defined in applicable Canadian securities laws) not in default of any of the securities laws in any of the provinces and territories of Canada, and (y) registered under the United States Securities Exchange Act of 1934, as amended, and not in default of any U.S. securities laws, (iii) it has not filed any confidential material change reports that have not, as of the date hereof, been made publicly available through SEDAR and EDGAR, and (iv) the Company has filed all documents required to be filed by it under applicable Canadian and U.S. securities laws, and no such filed document contains a misrepresentation (within the meaning of applicable Canadian and U.S. securities laws). The Company agrees to advise the Dealers promptly of any material change or new material fact in respect of the Company and its subsidiaries that should arise or be discovered from the date hereof until the date on or after the Closing Date that the Dealers have completed the distribution of the Notes.

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9.	The Dealers (or any one of them) may terminate their obligations under this letter agreement by notice in writing to the Company at any time prior to or on the Closing Date if:

a.	material change – there shall occur any material change (actual, imminent or reasonably expected) with respect to the Company or its subsidiaries or there should be discovered any previously undisclosed material fact (other than facts relating solely to the Dealers) which, in either case, in the opinion of the Dealers (or any of them), acting reasonably, has or would be expected to have a significant adverse effect on the market price, value, marketability or investment quality of the Notes or any other securities of the Company or makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes in the manner contemplated under the Offering Documents;

b.	disaster and regulatory out – (i) any order, inquiry, action, suit, investigation or other proceeding is commenced, announced or threatened or is made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality including, without limitation, the TSX the NYSE AMEX or any securities regulatory authority against or involving the Company, its subsidiaries or any of its officers or directors or any law or regulation is enacted or changed (including the interpretation or administration thereof) which in the opinion of the Dealers (or any of them) acting reasonably, operates or threatens to prevent, cease or restrict the issuance or trading of any securities of the Company (including the Notes) or materially and adversely affects or could reasonably be expected to materially and adversely affect the market price or value of the Notes or any other securities of the Company; or (ii) there should develop, occur or come into effect or existence any event, action, state, accident, condition, terrorist event or major financial occurrence of national or international consequence or any government action, law or regulation or other occurrence of any nature which in the opinion of the Dealers (or any of them), acting reasonably, materially adversely affects the financial markets or the business, operations or affairs of the Company or its subsidiaries, on a consolidated basis, it being understood and agreed that changes in the price of precious metals alone do not constitute an event, action, state, accident, condition or major financial occurrence contemplated by this paragraph but that the underlying causes of such change in price may be taken into account in determining whether any such event, action, state, accident, condition or major financial occurrence has occurred;

c.	breach of the Agreement – the Dealers (or any one of them), acting reasonably, determine that the Company is in breach of a material term, condition or covenant of the Agreement or this letter agreement, or any representation or warranty given by the Company in this letter agreement or the Agreement is or becomes false; or

d.	offering documents - any of the offering documents prepared in connection with the Offering (including any document incorporated by reference therein) contains or is alleged to contain a misrepresentation (within the meaning of applicable Canadian and US securities laws).

10.	On the Closing Date, among other things, and pursuant to the Agreement, the Company shall deliver to the Dealers: (i) final rating letters relating to the Notes of at least B3 (stable) by Moody’s and B (stable) by S&P (which ratings and outlook shall remain in force and have not been adversely changed); (ii) certificates of responsible officers of the Company as to certain customary factual matters; (iii) favourable legal opinions of counsel to the Company which cover the matters normally dealt with in legal opinions delievered in comparable transactions, and (iv) a comfort letter from the Company’s auditors, in form satisfactory to the Dealers, acting reasonably.

11.	The Company shall have entered into a cross currency interest rate swap in connection with the principal amount of the Notes on the terms set out in Exhibit 3 (the “Swap”) and shall have received all necessary consents for the issuance of the Notes and the entry into the Swap, in each case in form and substance satisfactory to the Company, the Joint Bookrunners and Co-Lead Managers, acting reasonably. Scotia will be mandated as “Lead Hedge Advisor” and sole hedge arranger. The swap may be syndicated in a manner satisfactory to Scotia.

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12.	The Company will pay: (i) all expenses of or incidental to the issue, sale and distribution of the Notes; and (ii) all costs incurred in connection with the preparation of documents and certificates relating to the Offering. All fees and expenses incurred by the Dealers or on their behalf (incluing the fees and disbursements of their legal counsel) shall be payable by the Dealers, and shall be payable whether or not the Offering is completed.

13.	The Company covenants and agrees to indemnify the Dealers in accordance with Schedule “A” to this letter agreement, which Schedule forms part of this agreement and the consideration for which is the entering into of this letter agreement. This indemnity (the “Indemnity”) will be in addition to, and not in substitution for, any liability which the Company or any other person may have to the Dealers or other persons indemnified under the Indemnity. The Indemnity will survive the execution and delivery of the Agreement and the closing of the Offering.

14.	The Company shall pay to the Dealers a cash commission (the “Commission”) equal to 2.75% of the gross proceeds from the sale of the Notes. The gross proceeds of the sale of the Notes, less an amount equal to the Commission and the Dealers’ costs and expenses (as provided for in paragraph 12), shall be paid by the Dealers to the Company on the Closing Date. Furthermore, if there are other Dealers, GMP and Scotia shall each be entitled to 6.25% of the Commission (the “Step Up Fee”) prior to any disbursements to the Dealers (for greater clarity the Step Up Fee is to be paid out of the total fees paid to the Dealers and comes at no additional cost to the Company).

15.	In consultation with the Company, the Joint Bookrunners and Co-Lead Managers shall be entitled to invite other investment dealers to act as Dealers in connection with the Offering; provided that the Company, GMP and Scotia agree that GMP and Scotia shall each be granted so-called “joint bookrunner” and “co-lead manager” status in connection with the Offering. Scotia shall be identified as “top-left” on all applicable documentation and press releases relating to or describing the Offering.

16.	Any press releases relating to the Offering shall be in the form and content agreed to by the Dealers, acting reasonably. An appropriate legend concerning United States sales shall be included on the first page of any press release released outside of the United States or to persons other than “U.S. persons” (as defined in the U.S. Securities Act) as follows: “Not for distribution to U.S. newswire services or for dissemination in the U.S.”

17.	If the Offering is successfully completed, the Dealers shall be permitted to publish, at their own expense, after giving the Company a reasonable opportunity to comment on the form and content thereof, such advertisements or announcements relating to the performance of services provided hereunder in such newspaper or other publications as the Dealers consider appropriate, and shall further be permitted to post such advertisements or announcements on their websites.

18.	All dollar references herein are in Canadian dollars, unless otherwise specified.

19.	Without limiting section 9 hereof, the Joint Bookrunners and Co-Lead Managers’ engagement pursuant to this letter agreement (the “Term”) shall run until the earlier of (i) the date that is 30 days from the date of this letter agrement; (ii) the completion of the Offering; and (iii) the termination of this engagement by the Company upon prior written notice to the other parties. You agree that, during the Term, no other entity or person will act as agent, underwriter, book running manager, placement agent, initial purchaser or perform a similar function in connection with a public or private offering of debt securities of the Company without the prior written consent of the Joint Bookrunners and Co-Lead Managers.

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20.	Notwithstanding the termination of this letter agreement , the obligations and rights in paragraphs 12, 13 and 18 to 27 and Schedule A shall survive and continue in full force and effect.

21.	You acknowledge that the Joint Bookrunners and Co-Lead Managers are securities firms that are engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of trading and brokerage activities, the Joint Bookrunners and Co-Lead Managers and their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of entities that may be involved in the transactions contemplated hereby. Each of Joint Bookrunners and Co-Lead Managers recognizes its responsibility for compliance with applicable securities laws in connection with such activities. In addition, the Joint Bookrunners and Co-Lead Managers and their respective affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or the Offering. Neither Joint Bookrunner and Co-Lead Manager nor any of their respective affiliates will use confidential information obtained from you pursuant to this engagement or their other relationships with you in connection with the performance by the Joint Bookrunners and Co-Lead Managers and their respective affiliates of services for other companies. You also acknowledge that the Joint Bookrunners and Co-Lead Managers and their respective affiliates have no obligation to use in connection with this engagement, or to furnish to you, confidential information obtained from other companies. You further acknowledge that affiliates of the Joint Bookrunners and Co-Lead Managers may be lenders to the Company and may provide services in connection with and/or have an interest in the Swap.

The written or verbal advice or opinions of each of the Joint Bookrunners and Co-Lead Managers, including any background or supporting materials or analysis, will not, unless required by applicable law or regulatory authority, be publicly disclosed or referred to or provided to any third party by the Company or its affiliates or advisors without the prior written consent of the Joint Bookrunners and Co-Lead Managers in each specific instance. Each of the Joint Bookrunners and Co-Lead Managers expressly disclaims any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any written or verbal advice or opinions or materials provided by the Joint Bookrunners and Co-Lead Managers or any unauthorized reference to the Joint Bookrunners and Co-Lead Managers or this letter agreement.

You acknowledge and agree that the Joint Bookrunners and Co-Lead Managers have been engaged solely as independent contractors to provide the services set forth herein. In rendering such services, the Joint Bookrunners and Co-Lead Managers will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to the Offering (including in connection with determining the terms of the Offering) and not as a financial advisor or fiduciary to the Company or any other person. Additionally, you acknowledge that the Joint Bookrunners and Co-Lead Managers are not advising the Company or any other person as to any legal, tax, investment, accounting or regualtory matters in any jurisdiction.

22.	If one or more provisions contained in this letter agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this letter agreement, but this letter agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this letter agreement.

23.	This letter agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this letter agreement, a party may send a copy of its original signature on the execution page hereof to the other party by facsimile or electronic mail transmission and such transmission shall constitute delivery of an executed copy of this letter agreement to the receiving party as of the date of receipt thereof by the receiving party. Time shall be of the essence with respect to the agreements contained in this letter agreement.

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24.	This letter constitutes the only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether oral or written, between the parties with respect to the Offering.

25.	The terms of this letter agreement and the Agreement shall be governed by and be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of the Province of Ontario. The parties hereto hereby irrevocably agree to waive trial by jury in any suit, action or proceeding arising in connection with the Offering or the services to be provided hereunder.

26.	The rights and obligations of the Dealers herein shall be several in all respects.

27.	This letter agreement and shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any such attempted assignment shall be void and to no effect. No amendment or waiver of any provision herein shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose given.

[signature page follows]

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GMP Securities L.P. and Scotia Capital Inc. would welcome this opportunity to act as Joint Bookrunner and Co-Lead Manager in connection with this issue on behalf of the Company. If this letter agreement accurately reflects your understanding of the terms of our agreement and you agree to be legally bound thereby, please execute this letter where indicated below and return a copy thereof (by original, facsimile or electronic mail) to GMP Securities L.P. (Attention: Harris Fricker) and Scotia Capital Inc. (Attention: Greg Greer), whereupon, this letter shall become a binding agreement between us, failing which the terms of this Setter shall be null and void.

Yours very truly,

GMP SECURITIES L.P.		SCOTIA CAPITAL INC.

By:	/s/ Harris Fricker	By:	/s/ Greg Greer
	Harris Fricker		Greg Greer
	Chief Executive Officer, GMP Capital		Managing Director

Accepted this 15th day of May, 2012

ALLIED NEVADA GOLD CORP.

By:	/s/ Scott Caldwell
Scott Caldwell
Chief Executive Officer

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Exhibit 1

Term Sheet

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ALLIED NEVADA GOLD CORP.

TERMS OF BOUGHT DEAL OFFERING

Issuer:	Allied Nevada Gold Corp. (the “Company”).

Issue:	Senior Unsecured Notes (the “Notes”) offered by way of a private placement offering memorandum in Canada together with a 144A wrap for sale into the United States.

Principal Amount:	The amount equivalent to USD400 million based on the exchange rate determined in connection with the Swap.

Pricing Date:	May 14, 2012

Settlement Date:	May 25, 2012

Term and Maturity:	7 years (due June 1, 2019)

Price:	100.000%

Coupon:	8.75% (Swapped equivalent USD Level of 8.375%)

Interest Payment Dates:	Semi-annually on June 1 and December 1 in each year (long 1st coupon)

Ratings:	B3 (Stable) from Moody’s and B (Stable) from S&P.

Use of Proceeds:	The net proceeds from the sale of the Notes will be used to fund the expansion of the Hycroft mine.

Rank:	The Notes will be senior unsecured obligations of the Company and will rank equally and ratably with all other senior unsecured indebtedness of the Company and senior in right of payment to any subordinated indebtedness of the Company.

Optional Redemption:	Redeemable after 4 years at a fixed call schedule, plus accrued and unpaid interest. Redeemable at any time, in whole or in part, prior to that time, at a price equal to the higher of the Canada Yield Price (calculated through the first call date, discounted at GoC +100bps), and 101%, together with accrued and unpaid interest.

Change of Control:	101% investor put on change of control triggering event.

Covenants:	See attached description of notes.

Events of Default:	Customary for transactions of this nature.

Joint Bookrunners and Co-Lead Managers:	Scotia Capital and GMP Securities

Exhibit 2

Description of Notes

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Torys: May 15, 2012

Description of notes

The Company will issue the Notes under the Indenture (the “Indenture”) among itself, the Guarantors and ■, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture.

The issuance of Notes in this offering will be limited to C$400.0 million. However, we may issue an unlimited principal amount of additional Notes under the Indenture having terms and conditions identical to those of the Notes issued on the Issue Date other than the issue date, the issue price and the first interest payment date (the “Additional Notes”). We will be permitted to issue such Additional Notes only if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes issued on the Issue Date, but may be represented by a different CUSIP or ISIN number, and will vote on all matters as a single series with the Notes issued hereby.

This “Description of notes” is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this “Description of notes” is only a summary, it does not contain all of the details that will be found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. The Company will make a copy of the Indenture available to the Holders and to prospective investors in the Notes upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Allied Nevada Gold Corp. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. References to “$” or “US$” are to U.S. dollars unless otherwise stated. The Notes will be denominated in Canadian dollars (sometimes referenced herein as “C$”) and all payments on the Notes will be made in Canadian dollars.

A Holder will be treated as a Note’s owner for all purposes. Only Holders will have rights under the Indenture.

General

The Notes:

•	initially will be limited to an aggregate principal amount of C$400.0 million, subject to the Company’s ability to issue Additional Notes;

•	will mature on June 1, 2019;

•	will be unconditionally Guaranteed on a senior unsecured basis by each of the Company’s Restricted Subsidiaries (other than a Foreign Subsidiary). See “—Note guarantees;”

•	will be issued in denominations of C$1,000 and integral multiples of C$1,000 in excess thereof; and

•	will be represented by a Global Certificate that will be registered in the name of the CDS Nominee and deposited with CDS as a book-entry-only security. See “Book-entry, settlement and clearance.”

Interest on the Notes will:

•	accrue at the rate of 8.75% per annum;

•	accrue from the date of original issuance or, if interest already has been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on June 1 and December 1, commencing on December 1, 2012;

•	be payable to the Holders of record at the close of business on the 15th day immediately preceding the related interest payment date; and

•

be computed on the basis of a 365-day or 366-day year. In the case of any interest period that is shorter than a full semi-annual interest period due to redemption or repurchase, interest will be calculated on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period.

Ranking

The Notes

•	will be senior unsecured obligations of the Company;

•	will rank equally in right of payment with any existing and future senior unsecured Indebtedness of the Company;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	effectively will be subordinated to all Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness; and

•	will be structurally subordinated to all liabilities of non-guarantor subsidiaries, including the liabilities of any Non-Guarantors.

Assuming that we had applied the net proceeds we receive from this offering in the manner described under “Use of proceeds,” as of March 31, 2012:

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outstanding Indebtedness of the Company and the Guarantors would have consisted of C$400.0 million of notes offered hereby and US$51.8 million of capital leases secured by specific pieces of equipment, and the Company also would have had commitments of US$30.0 million under its credit agreement available to it all of which, if and when outstanding, would be secured; and

•	the non-guarantor subsidiaries would have had no liabilities, excluding any intercompany liabilities.

Each of the Note Guarantees:

•	will be a senior unsecured obligation of each Guarantor;

•	will rank equally in right of payment with any existing and future senior unsecured Indebtedness of each Guarantor;

•	will be senior in right of payment to any future Guarantor Subordinated Obligations of each Guarantor; and

•

effectively will be subordinated to all Secured Indebtedness of each Guarantor, including Indebtedness under our Senior Credit Facility, to the extent of the value of the assets of such Guarantor securing such Indebtedness.

The operations of the Company are conducted primarily through its Subsidiaries and, as a consequence, the Company will be dependent upon the cash flow of these Subsidiaries to meet its obligations, including its obligations under the Notes. All of the existing domestic Restricted Subsidiaries of the Company, and all future domestic Wholly Owned Subsidiaries of the Company, are expected to be Guarantors. Claims of creditors of Subsidiaries that are not Guarantors generally will have priority with respect to the assets and earnings of these Subsidiaries over your claims.

As of the Issue Date, all of the Company’s Subsidiaries are expected to be Restricted Subsidiaries other than Allied Nevada Delaware Holdings, Inc. and Allied Nevada (Cayman) Corp. As of the date of this offering memorandum, neither Allied Nevada Delaware Holdings, Inc. nor Allied Nevada (Cayman) Corp. had any material assets or liabilities. Under specified circumstances, however, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. Unrestricted Subsidiaries will not Guarantee the Notes.

In the event of bankruptcy, liquidation or reorganization of any of the Company’s Subsidiaries that are not Guarantors, such Subsidiaries will pay their creditors before they will be able to distribute any of their assets to the Company. For the twelve months ended March 31, 2012, the Non-Guarantors had no revenue or operating income. As of March 31, 2012, the Non-Guarantors represented none of our consolidated total assets and, excluding intercompany liabilities, had no liabilities.

In addition, to the extent that the Company or any Restricted Subsidiary is a general partner in any Person, the Company is liable for its allocated percentage of such Person’s liabilities, other than Non-Recourse Debt.

Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may incur, such Indebtedness may be substantial, and a significant portion of such Indebtedness may be secured or structurally senior to the Notes.

In the event of bankruptcy, insolvency, receivership, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all senior Secured Indebtedness has been repaid in full from such assets.

Note guarantees

Each of the Company’s Restricted Subsidiaries (other than each Foreign Subsidiary) will Guarantee the Notes on the Issue Date. In addition, each of the Company’s newly created or acquired Restricted Subsidiaries (other than any Foreign Subsidiaries) will be required to Guarantee the Notes on a senior unsecured basis to the extent described under “— Certain covenants—Future guarantors.” The Guarantors will, jointly and severally, irrevocably and unconditionally Guarantee the Company’s obligations under the Notes and all obligations under the Indenture.

Any Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. We cannot assure you that this limitation will protect the Note Guarantees from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under a Note Guarantee would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. The decision in that case was overturned, in part, but we do not know whether that case will be followed if there is litigation on this issue under the Indenture. If a Note Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk factors—Risks related to the Notes—U.S. Federal and state fraudulent transfer laws may permit a court to void the Notes and/or the Note Guarantees and, if that occurs, you may not receive any payments on the Notes.”

The Indenture will provide that each Note Guarantee by a Guarantor will be released and discharged automatically and unconditionally upon:

(1)	(a)

any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation, winding up or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary of the Company, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with “—Repurchase at the option of holders—Asset sales” and “—Certain covenants—Merger and consolidation” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time); provided that all the obligations of such Guarantor under all other Indebtedness of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction;

(b)	the proper designation of any Guarantor as an Unrestricted Subsidiary; or

(c)	the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “— Defeasance” or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2)	such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

Payments on the notes; paying agent and registrar

We will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes in Canadian dollars at the office or agency designated by the Company. Initially, we have designated the Trustee to act as our paying agent (the “Paying Agent”) and registrar (the “Registrar”) at its corporate trust office. We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes represented by the Global Certificate by wire transfer of immediately available funds to CDS or its nominee, CDS & Co. as the case may be, as the registered Holder thereof.

Payments of additional amounts

All payments made by or on behalf of the Company under or with respect to the Notes, or by or on behalf of any Guarantor under or with respect to the Note Guarantees, are required to be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter referred to as “Taxes”) imposed or levied by or on behalf of the government of the United States of America, any state or territory therein or any political subdivision or any authority or agency therein or thereof having power to tax, or any jurisdiction other than Canada where any such Guarantor is organized, or is otherwise carrying on business in, or is otherwise resident for tax purposes or any jurisdiction other than Canada from or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless such Person is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company or any Guarantor (each such person, a “Payor”) is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or a Note Guarantee, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder or beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder or beneficial owner of Notes would have received if such Taxes (including Taxes on any Additional Amounts) had not been withheld or deducted; provided, however, that the foregoing obligations to pay Additional Amounts do not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner of Notes and the Relevant Taxing Jurisdiction including, for greater certainty and without limitation, being or having been a citizen, resident or national thereof, or being or having been present or engaged in a trade or business therein or maintaining a permanent establishment or other physical presence in or otherwise having some connection with the Relevant Taxing Jurisdiction (other than a connection from the mere acquisition, ownership or holding of such Note or a beneficial interest therein or the enforcement of rights thereunder or the receipt of any payment in respect thereof); (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any deduction or withholding of Taxes on a payment if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period); (4) any Taxes that are imposed by reason of the Holder’s or beneficial owner’s failure, after a request by the Company or a Guarantor, to comply with any certification, documentation, information or other evidentiary requirement concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, including under Part 4 of the Code, if (i) compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes to which such Holder or beneficial owner is entitled and (ii) in the case of Relevant Taxing Jurisdictions other than the United States, such compliance is not materially more onerous, in form, in procedure or in substance of information disclosed, to such Holder or beneficial owner than the information or other reporting requirements under United States federal tax law, regulation and administrative practice (such as Internal Revenue Service Forms W-8 or W-9); (5) any Taxes which would have been avoided by such Holder by timely presenting the relevant Note (if presentation is required) to another paying agent (if there is one); (6) any Taxes that are the result of any combination of any of the above clauses; or (7) any Taxes that are imposed in the United States on a non-U.S. holder by reason of such non-U.S. holder (A) owning, actually or constructively, 10% or more of the Company’s voting stock or (B) being, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership. The applicable Payor will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Company will provide the Trustees with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

If a Payor is or will become obligated to pay Additional Amounts under or with respect to any payment made on the Notes or a Note Guarantee, at least 30 days prior to the date of such payment, such Payor will deliver to the Trustees an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders or beneficial owners of Notes on the relevant payment date.

Whenever in the Indenture there is mentioned in any context:

(1)	the payment of principal;

(2)	redemption prices or purchase prices in connection with a redemption or purchase of Notes;

(3)	interest; or

(4)	any other amount payable on or with respect to any of the Notes or any Note Guarantee;

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company and the Guarantors will indemnify and hold harmless a Holder or beneficial owner of the Notes for the amount of any Indemnified Taxes levied or imposed and paid by such Holder or beneficial owner as a result of payments made under or with respect to the Notes or any Note Guarantee, and with respect to any reimbursements under this clause.

The Company will pay any present or future stamp, court or documentary taxes or any other excise, property or similar Taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or any Note Guarantees and the Company will agree to indemnify the Trustees, the Holders and beneficial owners of Notes for any such amounts (including penalties, interest and other liabilities related thereto) paid by such Holders or beneficial owners.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of mailing of a notice of redemption of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below and under “—Repurchase at the option of holders—Stub redemption,” the Notes are not redeemable until June 1, 2016. On and after June 1, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice mailed or otherwise delivered in accordance with the applicable procedures of CDS to each Holder, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date), if redeemed during the 12-month period beginning on of each of the years indicated below:

Year	Percentage
2016	104.375%
2017	102.188%
2018 and thereafter	100.0%

Prior to June 1, 2015, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 108.75% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

(1)	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	such redemption occurs within 120 days after the closing of such Equity Offering.

In addition, at any time prior to June 1, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed or otherwise delivered in accordance with the applicable procedures of CDS to each Holder at a redemption price equal to the greater of (i) Canada Yield Price and (ii) 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, all in accordance with the procedures of CDS, although no Note of C$1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Tax redemption

The Company may, at its option, at any time redeem in whole but not in part the outstanding Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date) if it has become obligated to pay any Additional Amounts (as defined herein) in respect of the Notes as a result of: (a) any change in or amendment to the applicable laws (or regulations promulgated thereunder) of any jurisdiction other than Canada, or (b) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or is effective on or after the Issue Date. See “— Payments of Additional Amounts.”

Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Company would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Before the Company publishes or mails notice of redemption of the Notes, the Company will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligations to pay Additional Amounts by taking reasonable measures available to it. The Company will also deliver an opinion of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in Tax law.

Mandatory redemption; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the option of holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless the Company has given notice to redeem all of the outstanding Notes as described under “—Optional redemption,” the Company will, within 30 days following any Change of Control, make an offer to purchase all of the outstanding Notes (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of such outstanding Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

The Company will mail a notice of such Change of Control Offer to each Holder or otherwise deliver notice in accordance with the applicable procedures of CDS, with a copy to the Trustee, stating:

(1)	that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on an interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (of C$1,000 or larger integral multiples of C$1,000 in excess thereof) validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so accepted for payment; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted for payment together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder of Notes so accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of CDS) (or cause to be transferred by book-entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of C$1,000 or integral multiples of C$1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes are tendered pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase all of the outstanding Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer, and such third party purchases all Notes validly tendered and not validly withdrawn pursuant to such offer to purchase.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, Canadian Securities Legislation and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make a Change of Control Offer.

Certain provisions under the Indenture relating to the Company’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Stub redemption

In the event that Holders of not less than 95% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders tendered but not withdrawn, within 90 days of such purchase, the Company will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice mailed or otherwise delivered in accordance with the applicable procedures of CDS to each Holder, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(b)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (2) that is at that time outstanding, not to exceed the greater of (x) US$30.0 million and (y) 5.00% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(c)	any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition.

Within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, the Company or such Restricted Subsidiary, as the case may be, may apply an amount equal to 100% of the Net Available Cash from such Asset Disposition as follows:

(i)	to reduce permanently (and reduce commitments permanently with respect thereto) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary of the Company (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(ii)	to reduce permanently obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or other Indebtedness of a Restricted Subsidiary of the Company (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid;

(iii)	to invest in Additional Assets; or

(iv)	a combination of reductions and investments permitted by the foregoing clauses (i) through (iii);

provided that pending the final application of any such Net Available Cash in accordance with clause (i), (ii), (iii) or (iv) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such

Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (iii), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds US$20.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in integral multiples of C$1,000. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable procedures of CDS) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, regardless of the amount of Excess Proceeds used to purchase Notes pursuant to such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered and not validly withdrawn, all Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn in response to the Asset Disposition Offer. Payment for any Notes purchased will be made in the same manner as interest payments are made.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Asset Disposition Purchase Date will be paid to the Person in whose name a Note is registered at the close of business on such record date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not validly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not validly withdrawn, all Notes and Pari Passu Indebtedness so tendered and not withdrawn, in the case of the Notes in integral multiples of C$1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than C$1,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is C$1,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and, if less than all of the Notes tendered are purchased pursuant to the Asset Disposition Offer, the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of C$1,000 or an integral multiple of C$1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply with Rule 14e-1 under the Exchange Act, Canadian Securities Legislation and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain covenants

Effectiveness of covenants

Following the first day:

(a)	the Notes (or the Company’s senior unsecured obligations including the Notes) have an Investment Grade Rating from both of the Rating Agencies; and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the option of holders—Asset sales,”

•	“—Limitation on indebtedness,”

•	“—Limitation on restricted payments,”

•	“—Limitation on restrictions on distributions from restricted subsidiaries,”

•	“—Limitation on affiliate transactions,”

•	clause (4) of the first paragraph of “—Merger and consolidation” and

•	“—Future guarantors”

(collectively, the “Suspended Covenants”). If at any time the Notes’ (or the Company’s senior unsecured obligations, including the Notes) credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants thereafter will be reinstated as if such covenants never had been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants no longer shall be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted

Payments under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on restricted payments.”

During any Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

There can be no assurance that the Notes ever will achieve or maintain an Investment Grade Rating.

The Company will provide the Trustee and the Holders with prompt written notice of any suspension of the Suspended Covenants or any subsequent reinstatement of such Suspended Covenants.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company or any Guarantor Incurred under a Debt Facility and the issuance and creation of letters of credit, bankers’ acceptances, performance or surety bonds and other similar instruments thereunder (with any such undrawn instruments and reimbursement obligations relating to any payables that are satisfied within 30 days being deemed not to be Indebtedness, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount not to exceed US$150.0 million, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause (i) of the third paragraph of “—Repurchase at the option of holders—Asset sales” in satisfaction of the requirements of such covenant; provided that in no event shall the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (1) and clause (8) of this paragraph exceed a total of US$400.4 million;

(2)	Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes);

(3)	Indebtedness of the Company and any of its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (11) of this paragraph);

(4)	Guarantees by (a) the Company or Guarantors of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) Non-Guarantors of Indebtedness Incurred by Non-Guarantors in accordance with the provisions of the Indenture;

(5)	Indebtedness of the Company owing to and held by any of its Restricted Subsidiaries or Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or any other Restricted Subsidiary of the Company; provided, however,

(a)	if the Company is the obligor on Indebtedness owing to a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment to all Obligations with respect to the Notes;

(b)	if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(c)	(i)

any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or any of its Restricted Subsidiaries; and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Company or any of its Restricted Subsidiaries,

shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6)	Indebtedness of (x) any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary of the Company or was acquired by, or merged into or amalgamated, arranged or consolidated with, the Company or any of its Restricted Subsidiaries or (y) such Persons or the Company or any of its Restricted Subsidiaries Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company or otherwise was acquired by, or merged into or consolidated with the Company or (B) otherwise in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, however, in each case set forth in clause (x) or (y), that at the time such Person is acquired or such Indebtedness was Incurred, either:

(a)	the Company would have been able to Incur US$1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

(b)	the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would have been higher than such ratio immediately prior to such acquisition, merger or consolidation and such ratio would have been at least 1.50 to 1.00, in each case after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7)	Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (including the existing Hedging Obligations to the lenders and their respective affiliates under the Senior Credit Facility and the Currency Agreement entered into with respect to the Notes);

(8)	Indebtedness (including Capitalized Lease Obligations) of the Company or any of its Restricted Subsidiaries Incurred to finance the purchase, design, lease, construction, repair, replacement or improvement of any property (real or personal), plant or equipment used or to be used in a Similar Business through the direct purchase of such property, plant or equipment, and any Indebtedness of the Company or any of its Restricted Subsidiaries that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed US$350.0 million at any time outstanding; provided that in no event shall the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (8) and clause (1) of this paragraph exceed a total of US$400.4 million;

(9)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in respect of (a) workers’ compensation claims, health, disability or other employee benefits; (b) property, casualty or liability insurance self-insurance obligations; and (c) statutory, appeal, completion, export, import, customs, revenue, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business and reimbursement obligations relating to same;

(10)	Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or any business, assets or Capital Stock of any of its Restricted Subsidiaries, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)	the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(b)	such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(12)	Indebtedness in the form of letters of credit and reimbursement obligations relating to letters of credit that are satisfied within 30 days of being drawn;

(13)

the Incurrence or issuance by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves (or will serve) to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (13) of this second paragraph of this covenant, or any

Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by Senior Management, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(14)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business;

(15)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries with respect to Guarantees of Indebtedness of joint ventures, in an aggregate amount under this clause (16) not to exceed the greater of (x) US$30.0 million and (y) 4.5% of Total Assets, at any time outstanding;

(17)	Non-Recourse Debt;

(18)	Indebtedness of the Company, to the extent the net proceeds thereof are promptly (a) used to purchase the Notes tendered in connection with a Change of Control Offer or (b) deposited to defease the Notes as described under “Defeasance” or “Satisfaction and discharge;” and

(19)	in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding, will not exceed the greater of (x) US$50.0 million and (y) 7.5% of Total Assets, at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary of the Company (other than a Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with the second paragraph of this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses under the second paragraph of this covenant;

(2)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)	if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)	the principal amount associated with any Disqualified Stock of the Company or any of its Restricted Subsidiaries, or Preferred Stock of a Non-Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6)	the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary of the Company, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)	dividends or distributions by a Restricted Subsidiary of the Company, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary of the Company that is not a Wholly Owned Subsidiary, the Company or any of its Restricted Subsidiaries holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)	purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company held by Persons other than the Company or any of its Restricted Subsidiaries (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a)	Indebtedness of the Company owing to and held by any Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary permitted under clause (5) of the second paragraph of the covenant “—Limitation on indebtedness;” or

(b)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing (or would result therefrom);

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur US$1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on indebtedness” covenant; and

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (without duplication and excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (5), (7), (8), (9), (12), (14) and (16) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)	100% of the aggregate Net Cash Proceeds, or Fair Market Value of assets received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x)	Net Cash Proceeds, or Fair Market Value of assets received, by the Company from the issue or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination; and

(y)	Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of “—Optional redemption;” plus

(iii)	the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any of its Restricted Subsidiaries (other than for reimbursement of tax payments); or

(y)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries of the Company or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; less

(v)	any Investment that is a Similar Business Investment (other than a Similar Business Investment in the Company or a Restricted Subsidiary).

The provisions of the preceding paragraph will not prohibit:

(1)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitute Refinancing Indebtedness;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or any of its Restricted Subsidiaries made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “— Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the option of holders—Change of control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the option of holders— Asset sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered and not withdrawn for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)	any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under “—Repurchase at the option of holders—Asset sales;”

(6)	(a) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant and (b) the redemption of Subordinated Obligations or Guarantor Subordinated Obligations within 60 days after the date on which notice of such redemption was given, if on the date of the giving of such notice of redemption, such redemption would have complied with this covenant;

(7)	the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company held by any existing or former employees, management or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case upon death, disability, retirement, severance or termination of employment or in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause (7) will not exceed US$10.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year, not to exceed US$20.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a)	the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to existing or former employees or members of management of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(9)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities or similar securities if such Capital Stock represents a portion of the exercise price thereof (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(10)	payments in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant;

(11)	payments or distributions to holders of the Capital Stock of the Company or any of its Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets;

(12)	the payment of any dividend by a Restricted Subsidiary of the Company that is not a Wholly Owned Subsidiary to the holders of Capital Stock on a pro rata basis;

(13)	distributions of Capital Stock or assets of an Unrestricted Subsidiary;

(14)	in the event that, and for so long as, the Company is a member of a group filing a consolidated or combined income tax return with a Parent that is taxable as a U.S. corporation for federal income tax purposes, payments to such Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”); provided that the Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing (and had always filed) a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years; provided, further, that tax liabilities allocable to an Unrestricted Subsidiary shall only be taken into account in calculating tax payments to the extent such Unrestricted Subsidiary distributed cash to the Company or its Restricted Subsidiaries in respect of such taxes and (ii) the proportionate share of the Company and its Restricted Subsidiaries of the net amount of the relevant tax that such Parent actually owes to the appropriate taxing authority or in the event that, and for so long as, the Company is organized as a limited liability company or partnership, the payment of Permitted Tax Distributions;

(15)	the repurchase, redemption or other acquisition for value of Capital Stock of the Company or any direct or indirect parent of the Company representing fractional shares of such Capital Stock in connection with a merger, consolidation or other combination involving the Company or any direct or indirect parent of the Company; and

(16)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (16) (as reduced by the Fair Market Value returned from any such Restricted Payments that constituted Restricted Investments) not to exceed US$20.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8) and (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to such Restricted Payment.

The amount of all Restricted Payments paid in cash shall be its face amount. For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments, the U.S. dollar-equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Company or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

For purposes of designating any Restricted Subsidiary of the Company as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)	in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property or assets that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)	the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on indebtedness;”

(2)	the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under the covenant described under “—Limitation on liens;” and

(3)	the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Repurchase at the option of holders—Asset sales” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness Incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a)	the Indenture, the Notes and the Note Guarantees;

(b)	any agreement or instrument existing on the Issue Date (except for the Indenture, the Notes or the Note Guarantees);

(c)	(x) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof) or (y) any agreement or other instrument with respect to a Restricted Subsidiary of the Company that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary of the Company (but not created in contemplation thereof), in the case of (x) and (y) above, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or so designated or deemed, as applicable (including after-acquired property);

(d)	any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (b), (c) or (e) of this paragraph; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Senior Management, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in clauses (b), (c) or (e) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary of the Company or was merged into a Restricted Subsidiary of the Company, whichever is applicable;

(e)	(x) customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder and (y) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(f)	in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(g)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(h)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(i)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(j)	any customary provisions in joint venture, partnership and limited liability company agreements relating to joint ventures that are not Restricted Subsidiaries of the Company and other similar agreements entered into in the ordinary course of business;

(k)	any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(l)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(m)	(x) other Indebtedness Incurred or Preferred Stock issued by a Guarantor in accordance with “—Limitation on indebtedness” that, in the good faith judgment of Senior Management, is not materially more restrictive, taken as a whole, than those applicable to the Company in the Indenture on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary of the Company level comparable to those applicable to the Company) or (y) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor, in each case permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on indebtedness;” provided that with respect to clause (y), such encumbrances or restrictions will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of Senior Management);

(n)	any agreement with a governmental entity providing for developmental financing; and

(o)	customary non-assignment and non-transfer provisions of any contract, license or lease entered into in the ordinary course of business.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of US$5.0 million, unless:

(1)	the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of US$10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of US$35.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any transaction between the Company and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of the Company and any Guarantees issued by the Company or a Restricted Subsidiary of the Company for the benefit of the Company or any of its Restricted Subsidiaries, as the case may be, in accordance with “—Limitation on indebtedness;”

(2)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments” and any Permitted Investments;

(3)	any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and severance and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers, directors and employees approved by the Board of Directors of the Company;

(4)	the payment of reasonable and customary fees and reimbursements or employee benefits paid to, and indemnity provided on behalf of, directors, Officers, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)	loans or advances (or cancellations of loans or advances) to employees, Officers or directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business, in an aggregate amount not in excess of US$2.0 million (without giving effect to the forgiveness of any such loan);

(6)	any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger or consolidation);

(8)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions or agreements are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by the Company or such Restricted Subsidiary with an unrelated Person;

(9)	any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of the Company (and the performance of such agreements);

(10)	any transaction with a Restricted Subsidiary of the Company, joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or any of its Restricted Subsidiaries owns any equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; provided that no Affiliate of the Company, other than the Company or any of its Restricted Subsidiaries, shall have a beneficial interest or otherwise participate in such Restricted Subsidiary, joint venture or similar entity other than through such Affiliate’s ownership of the Company;

(11)	transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(12)	any merger, consolidation or other reorganization of the Company with an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating the Company in a new jurisdiction;

(13)	the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more Subsidiaries, on the one hand, and any other Person with which the Company and such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company and such Subsidiaries are part of a consolidated group for tax purposes, on the other hand;

(14)	any employment, deferred compensation, consulting, non-competition, confidentiality or similar agreement entered into by the Company or any of its Restricted Subsidiaries with its employees or directors in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

(15)	pledges of Capital Stock or Indebtedness of Unrestricted Subsidiaries; and

(16)	transactions in which the Company or any of its Restricted Subsidiaries delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, the Company will file with Canadian securities regulators on SEDAR within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1)	all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)	all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section;

(3)	all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

(4)	any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act,

in each case in a manner that complies in all material respects with the requirements specified in such form.

Notwithstanding the foregoing, the Company will not be obligated to file such reports on SEDAR if Canadian securities regulators or SEDAR does not permit such filing, so long as the Company files such reports with the SEC on EDGAR; provided, further, that the Company will not be obligated to file such reports with the SEC on EDGAR if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the preceding paragraph. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website to which access will be given to Holders and prospective purchasers of the Notes.

In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been furnished pursuant to clauses (1) or (2) above, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management. No fewer than three Business Days prior to the date such conference call is to be held, the Company shall issue a press release (which release shall be immediately filed on SEDAR or, if the applicable Canadian securities regulators do not permit such filing, immediately provided to the Trustee and the Holders) to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, otherwise would have been a Significant Subsidiary, then the annual and quarterly financial information required by the preceding paragraphs shall include a reasonably detailed presentation, as determined in good faith by Senior Management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In the event that any Parent of the Company is or becomes a Guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a stand-alone basis, on the other hand.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “Events of default” until 90 days after the date any report hereunder is due.

To the extent any information is not provided as specified in this section “Reports” and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Merger and consolidation

The Company will not merge with or into or consolidate with, or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)	the continuing, resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(2)	the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company would be able to Incur at least US$1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant; or

(b)	the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction and would be at least 1.50 to 1.00;

(5)	if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under the Indenture and the Notes; and

(6)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Subject to certain limitations, the Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding clauses (3) and (4) of the preceding paragraph,

(1)	any Restricted Subsidiary of the Company may consolidate or merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary of the Company is distributed to any Person other than the Company; and

(2)	the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia.

In addition, the Company will not and will not permit any Guarantor to merge with or into or consolidate with, or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1)	(a)

if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the Guarantor was organized immediately prior to such transaction, the laws of the United States, any state or territory thereof or the District of Columbia;

(b)	if such entity remains a Guarantor, the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)	the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture; and

(2)	the transaction is made in compliance with the covenant described under “—Repurchase at the option of holders— Asset sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time).

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Note Guarantee of such Guarantor.

Notwithstanding the foregoing, any Guarantor may (i) merge with or into or transfer all or part of its properties and assets to any other Guarantor or the Company or (ii) merge with a Restricted Subsidiary of the Company for the purpose of reincorporating the Guarantor in another province state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Guarantor and its Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company and the applicable Guarantors will be released from their obligations under the Indenture, the Notes and the Note Guarantees, as applicable, and the Successor Company and the Successor Guarantors, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or the applicable Guarantors, as applicable, under the Indenture, the Notes and the Note Guarantees; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee.

Future guarantors

After the Issue Date, the Company will cause each Restricted Subsidiary (other than each Foreign Subsidiary) created or acquired by the Company or one or more of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal, premium, if any, and interest on the Notes on a senior basis and all other obligations under the Indenture; provided, however, that a Restricted Subsidiary shall not be required to Guarantee the Notes if such Restricted Subsidiary is prohibited from guaranteeing any Indebtedness pursuant to the terms of any Acquired Indebtedness for so long as such Acquired Indebtedness remains outstanding and such Restricted Subsidiary does not Incur any Indebtedness other than such Acquired Indebtedness (provided that such Acquired Indebtedness was not Incurred in anticipation or contemplation of such entity becoming a Restricted Subsidiary and such Restricted Subsidiary does not guarantee any Indebtedness of any other Person).

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note guarantees.”

Payments for consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that this covenant shall not be breached if consents, waivers or amendments are sought in connection with an exchange offer for all of the Notes where (A) participation in such exchange offer is limited to holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S and (B) such offer complies with applicable Canadian Securities Legislation.

Events of default

Each of the following is an “Event of Default”:

(1)	default in any payment of interest on any Note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company or any Guarantor to comply with its obligations under “—Certain covenants—Merger and consolidation;”

(4)	failure by the Company or any Guarantor to comply for 45 days after notice as provided below with any of their obligations under the covenants described under “—Repurchase at the option of holders” or “—Certain covenants” (in each case, other than (a) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “—Certain covenants—Merger and consolidation,” which constitutes an Event of Default under clause (3) above or (c) a failure to comply with “—Certain covenants—Reports” or “—Certain covenants—Payments for consent,” which constitute Events of Default under clause (5) below);

(5)	failure by the Company or any Guarantor to comply for 90 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

(6)

default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the

payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or its Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal, interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(b)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates US$25.0 million or more (or its foreign currency equivalent);

(7)	failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of US$25.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgments become final and non-appealable;

(8)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(9)	any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, denies or disaffirms its obligations under the Indenture or its Note Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “—Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or any of its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, and such Initial Default is subsequently cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)	reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional redemption,” “—Repurchase at the option of holders—Change of control” or “—Repurchase at the option of holders—Asset sales” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control” or changes to any notice provisions, which may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding);

(6)	make any Note payable in money other than that stated in the Note;

(7)	impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)	make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)	modify the Note Guarantees in any manner materially adverse to the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	issue Additional Notes in compliance with “—Certain covenants—Limitations on indebtedness;” provided that no such amendments shall affect the terms of the Notes already issued and outstanding or the transferability of such Notes;

(3)	provide for the assumption by a successor of the obligations of the Company or any Guarantor under the Indenture, the Notes or the Note Guarantees in accordance with “—Certain covenants—Merger and consolidation;”

(4)	provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(5)	to comply with the rules of any applicable depositary;

(6)	(i) add Guarantors with respect to the Notes or (ii) release a Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(7)	secure the Notes and the Note Guarantees;

(8)	add covenants of the Company or its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(9)	make any change that does not materially adversely affect the legal rights under the Indenture of any Holder;

(10)	evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11)	conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, as set forth in an Officer’s Certificate; or

(12)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act, Canadian Securities Legislation or any applicable other securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders will not be necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a written notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to the Holders, or any defect in such notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and all of the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Note Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “—Repurchase at the option of holders” and under the covenants described under “—Certain covenants” (other than “—Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of default” above and the limitations contained in clause (4) under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Note Guarantees in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) that resulted solely from the failure of the Company to comply with clause (4) under “—Certain covenants—Merger and consolidation” above, (4) (solely with respect to covenants that are released as a result of such covenant defeasance), (5) (solely with respect to covenants that are released as a result of such covenant defeasance), (6), (7), (8) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries of the Company that, taken together would constitute a Significant Subsidiary) or (9) under “—Events of default” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Canadian dollars, Canadian dollar-denominated Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance or covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel acceptable to the Trustee in its reasonable judgment or an advance tax ruling from the Canada Revenue Agency (or successor agency) to the effect that the holders of outstanding Notes will not recognize income, gain, or loss for Canadian federal income tax purposes as a result of such legal defeasance or covenant defeasance, as the case may be and will be subject to Canadian federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such legal defeasance or covenant defeasance, as the case may be, had not occurred;

(3)	in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(4)	in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(5)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)	the Company has delivered to the Trustee an Opinion of Counsel to the effect that as of the date of such opinion and subject to customary assumptions and exclusions, including, without limitation, where applicable, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and, assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be a preference under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(8)	the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with;

(9)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (8) above); and

(9)	the Company must satisfy the Trustee that it has deposited funds or made due provision for the payment of the expenses of the Trustee.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for payment of which money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)	(a)

all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in Canadian dollars, non-callable Canadian dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing), and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c)	the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Company has delivered written irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and shareholders

No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the U.S. federal securities law or Canadian Securities Legislation.

Notices

Notice or communication mailed to a Holder shall be mailed to such Holder at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Any written notice or communication that is delivered in person or mailed by first-class mail to the designated address will be deemed duly given, regardless of whether the addressee receives such notice.

Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a Global Certificate (whether by mail or otherwise), such notice shall be sufficiently given if given to CDS or any other applicable depositary for such Note (or its designee) according to the applicable procedures of CDS or such depositary.

Concerning the trustee

■ is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations will be read into the Indenture against the Trustee. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. No provision of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability, or expense.

Enforceability of judgments

Since all of our consolidated operating assets are situated outside Canada, any judgment obtained in Canada against the Company or any Guarantor, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Notes or the Note Guarantees may not be collectible within Canada.

Consent to jurisdiction and service

The Indenture will provide that the Company and any Note Guarantor not organized in Canada will appoint ■ as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Note Guarantees and for actions brought under Canadian Securities Legislation brought in any Canadian court. In relation to any legal action or proceedings arising out of or in connection with the Indenture, the Notes and the Note Guarantees, the Company and each Guarantor will in the Indenture irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario located in Toronto, Ontario.

Governing law

The Indenture will provide that it, the Notes and any Note Guarantee will be governed by, and construed in accordance with, the laws of the Province of Ontario.

Certain definitions

Set forth below are certain defined terms used in the Indenture.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (2) Indebtedness assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or any of its Restricted Subsidiaries in a Similar Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or its Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “— Repurchase at the option of holders—Assets sales” and “—Certain covenants—Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or any of its Restricted Subsidiaries to a Restricted Subsidiary of the Company;

(2)	a disposition of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete, damaged or worn out property or equipment, or property or equipment that are no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain covenants—Merger and consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)	an issuance, sale or transfer of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(7)	any Permitted Investment or Restricted Payment in compliance with “—Certain covenants— Limitation on restricted payments;”

(8)	dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than US$7.5 million;

(9)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)	the issuance by a Restricted Subsidiary of the Company of Preferred Stock that is permitted by the covenant described under “—Certain covenants—Limitation on indebtedness;”

(11)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(12)	foreclosure on assets;

(13)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)	the unwinding of any Hedging Obligations;

(15)	the surrender of contract rights or the settlement or surrender of contract, tort or other claims;

(16)	any exchange of assets for assets (including a combination of assets (which assets may include Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of (a) US$10.0 million shall be evidenced by an Officer’s Certificate and (b) US$25.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Company; provided that the Company shall apply any cash or Cash Equivalents received in any such exchange of assets as described in the third paragraph under “Repurchase at the option of holders—Asset sales;”

(17)	dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(18)	the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business; and

(19)	any financing transaction with respect to the gyratory crusher described on page [10] of the Offering Memorandum, including a Sale and Lease-Back of such asset.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Toronto, Ontario are authorized or required by law to close.

“C$” means Canadian dollars.

“Canada Bond Yield” means, on any date, the bid yield to maturity on such date compounded semi-annually which a non-callable non-amortizing Government of Canada nominal bond would be expected to carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity which most closely approximates the remaining term of the Notes to June 1, 2016 on such date, as determined by the Company based on a linear interpolation of the yields represented by the arithmetic average of bids observed in the market place at or about 11:00 a.m. (Toronto time), on the relevant date for each of the two (2) outstanding non-callable non-amortizing Government of Canada nominal bonds which have the terms to maturity which most closely span the remaining term of the Notes to June 1, 2016 on such date, where such arithmetic average is based in each case on the bids quoted to an independent investment dealer acting as agent of the Company by two (2) independent registered members of the Investment Industry Regulatory Organization of Canada selected by the Company (such independent registered members to be acceptable to the Trustee, acting reasonably), calculated in accordance with standard practice in the industry.

“Canada Yield Price” means the price for the Notes, as determined by an independent investment dealer selected by the Company (such independent investment dealer to be acceptable to the Trustee, acting reasonably), as of the Business Day immediately preceding the day on which the notice of redemption for prepayment is given, equal to the sum of the present values of (i) the redemption price of the Notes on June 1, 2016 (such redemption being described under “Optional redemption”) plus (ii) all scheduled interest payments due on the Notes through June 1, 2016 (not including any portion of the scheduled payments of interest accrued as of the relevant redemption date) discounted to the relevant redemption date on a semi-annual basis (assuming a 365-day year) at the discount rate equal to the sum of the Canada Bond Yield for such Notes and the Canada Yield Spread.

“Canada Yield Spread” means 1.00% (or 100 basis points) per annum.

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Ontario, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that would have been required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP as of the Issue Date. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	Canadian dollars, U.S. dollars or, in the case of any foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the Canadian or U.S. government or any agency or instrumentality of Canada or the United States (provided that the full faith and credit of Canada or the United States, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States or province of Canada or any political subdivision of any such province or state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of US$500.0 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“CDS” means CDS Clearing and Depository Services Inc.

“CDS Nominee” means the nominee of CDS in whose name Global Certificates are registered.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets); or

(2)	the merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person with or into the Company or the merger or consolidation of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(3)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(5)	the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any of its Restricted Subsidiaries:

(a)	has Incurred any Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)	if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)

if since the beginning of such period, the Company or any of its Restricted Subsidiaries will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger, consolidation or otherwise) will have made an Investment in any Restricted Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company or is merged with or into the Company or any of its Restricted Subsidiaries) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and any applicable Pro Forma Cost Savings) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or its Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including any applicable Pro Forma Cost Savings) as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, with respect to any Person, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated amortization, depletion and depreciation expense; plus

(d)	other non-cash charges reducing Consolidated Net Income (other than depreciation, amortization or depletion expense), including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(e)	any expenses or charges (other than depreciation, amortization or depletion expense) related to any Equity Offering, Permitted Investment, merger, consolidation, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including any amendment or other modification of the Notes; plus

(f)

any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the

Company and deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of all charges, expenses and costs added back under this clause (f) together with any applicable Pro Forma Cost Savings shall not exceed US$15.0 million in the aggregate in any consecutive four-quarter period; plus

(g)	accretion of asset retirement obligations, net of cash payments for such asset retirement obligations;

(2)	decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

(3)	increased or decreased (without duplication) to eliminate the following items to the extent reflected in Consolidated Net Income:

(a)	any net gain or loss resulting in such period from currency translation gains or losses; and

(b)	effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (g) above relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (g) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, net of any interest income received by such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)	interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, municipal and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(9)	Receivables Fees; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are intended to be used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which such Person or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary of the Company or that is accounted for by the equity method of accounting, except that:

(a)	subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary of the Company, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or any of its Restricted Subsidiaries;

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “—Certain covenants—Limitation on restricted payments,” any net income (but not loss) of any Restricted Subsidiary of the Company (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend (subject, in the case of a dividend to another Restricted Subsidiary of the Company, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by Senior Management;

(4)	any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)	any extraordinary or non-recurring gain or loss;

(6)	any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(7)	any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests;

(8)	the cumulative effect of a change in accounting principles;

(9)	consolidated impairment charges;

(10)	any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs; and

(11)	any fees, expenses and debt issuance costs paid in connection with issuance of the Notes.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds, indentures or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under any credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or its Restricted Subsidiaries (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the option of holders—Change of control” and “—Repurchase at the option of holders—Asset sales” and such repurchase or redemption complies with “—Certain covenants—Limitation on restricted payments.”

“Equity Offering” means a public offering or private placement for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds US$25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Global Certificate” means the global note certificate registered in the name of the CDS Nominees representing the Notes.

“Government Securities” means securities that are (a) direct obligations of Canada for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Canada the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of Canada, which, in either case, are not callable or redeemable at the option of the issuer thereof;

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary of the Company in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary of the Company that provides a Note Guarantee after the Issue Date in accordance with the Indenture; provided that upon release or discharge of any Restricted Subsidiary of the Company from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations) that are recorded as liabilities under GAAP, and which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)	to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

Notwithstanding the foregoing: (i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness;” provided that such money is held to secure the payment of such interest; (ii) in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; and (iii) “Indebtedness” shall be calculated without giving effect to any increase or decrease in Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, Reclamation Obligations are not and will not be deemed to be Indebtedness.

In addition, “Indebtedness” of the Company and its Restricted Subsidiaries shall include (without duplication) Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of the Company and its Restricted Subsidiaries if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Subsidiary of the Company (a “Joint Venture”);

(2)	the Company or any of its Restricted Subsidiaries is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of the Company or any of its Restricted Subsidiaries;

and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of the Company or any of its Restricted Subsidiaries; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to the Company or any of its Restricted Subsidiaries, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment ” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers, suppliers or vendors in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “—Certain covenants—Limitation on restricted payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary of the Company that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary of the Company;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)	if the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means ,              2012.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction or the Personal Property Security Act (Ontario) or any similar statute under any other jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, municipal and local taxes, and all foreign taxes, required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any of its Restricted Subsidiaries after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Subsidiary of the Company that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness, but excluding any off-take agreement), other than Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens or (b) is directly or indirectly liable (as a guarantor or otherwise), other than as a result of Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens;

(2)	no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries, other than Indebtedness secured by Liens permitted by clause (25) of the definition of Permitted Liens, to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, other than in respect of Liens permitted by clause (25) of the definition of Permitted Liens.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated ,              2012 related to the offer and sale of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the T reasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of, or counsel to, the Company or the Trustee.

“Parent” means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Investment’ means an Investment by the Company or any of its Restricted Subsidiaries in:

(1)	a Restricted Subsidiary of the Company;

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents;

(4)	(a) endorsements for collection or deposit in the ordinary course of business and (b) receivables owing to the Company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees, Officers or directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount outstanding at any time not in excess of US$2.0 million with respect to all loans or advances made since the Issue Date (giving effect to the repayment of any such loan, but without giving effect to the forgiveness of any such loan);

(7)	any Investment acquired by the Company or any of any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or in satisfaction of judgments or otherwise in resolution or compromise of litigation, arbitration or disputes; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Disposition;

(9)	Investments in existence on the Issue Date, or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or (b) as otherwise permitted under the Indenture;

(10)	Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain covenants—Limitation on indebtedness;”

(11)	Guarantees issued in accordance with “—Certain covenants—Limitations on indebtedness;”

(12)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)	Similar Business Investments;

(15)	any purchases of Notes; and

(16)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (16), in an aggregate amount at the time of such Investment not to exceed the greater of (x) US$25.0 million and (y) 3.75% of Total Assets, at any one time outstanding (in each case, with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations permitted to be Incurred under the provisions described in clause (1) of the second paragraph under “—Certain covenants— Limitation on indebtedness,” including interest, fees and other obligations relating thereto or for related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries of the Company securing Guarantees of such Indebtedness and such other obligations of the Company;

(2)	pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations, including Reclamation Obligations, of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)	minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance, assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 365 days of completion of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to Liens in favor of trustee and escrow agents, banker’s Liens, margin Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code or Personal Property Security Act financing statement filings regarding operating leases entered into by the Company and any of its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary of the Company; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary of the Company; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(15)	Liens on property at the time the Company or a Restricted Subsidiary of the Company acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;

(17)	Liens securing the Notes and the Note Guarantees;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and this clause (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(21)	Liens under industrial revenue, municipal or similar bonds;

(22)	(a) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties of the Company and its Restricted Subsidiaries or the use of such properties in the operation of their business and (b) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(25)	Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary (or any other right, title or interest relating thereto, including any right to receive interest on such Indebtedness or dividends or other distributions on Capital Stock, or any right, title or interest in or to any agreements or instruments relating thereto, including under any related shareholder, limited partnership, loan or security agreements) or on any assets of an Unrestricted Subsidiary;

(26)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(27)	Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) US$30.0 million and (y) 4.5% of Total Assets; and

(28)	Liens arising by operation of law or by contract in each case encumbering insurance policies and proceeds thereof to secure the financing of premiums of such insurance policies.

“Permitted Tax Distributions” means the payment of any distributions to permit direct or indirect beneficial owners of shares of Capital Stock of the Company to pay federal, state or local income tax liabilities arising from income of the Company and attributable to them solely as a result of the Company and any intermediate entity through which the holder owns such shares being a partnership or similar flow-through entity for federal income tax purposes; provided that such distributions for a tax period shall not exceed the federal, state and local tax liabilities that would have been payable by the Company had the Company been a corporation for federal income tax purposes for such period.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were (1) directly attributable to any merger, consolidation, acquisition or Investment and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date, or (2) actually implemented by the business that was the subject of any such merger, consolidation, acquisition or Investment within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, in the case of each of (1) and (2), as if such reductions in cost had been effected as of the beginning of the applicable period and as such reductions in cost are described in the Officer’s Certificate described in the following sentence; provided that the amount of Pro Forma Cost Savings together with any amounts added back pursuant to clause (f) of the definition of Consolidated EBITDA shall not exceed US$15.0 million in the aggregate for such period. Pro Forma Cost Savings shall be described in a certificate that is prepared by the Company’s chief financial officer and delivered to the Trustee promptly after filing or delivery of the applicable financial statements referred to under “—Certain Covenants—Reports” that outlines the specific actions taken or to be taken and the net cost savings achieved or to be achieved from each such action.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary of the Company or an Unrestricted Subsidiary.

“Reclamation Obligations” means statutory, contractual, constructive or legal obligations, including the principal component of any obligations in respect of letters of credit, bank guarantees, performance or surety bonds or other similar instruments, associated with decommissioning of mining operations and reclamation and rehabilitation costs, including the cost of complying with applicable environmental regulation.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any of its Restricted Subsidiaries and Indebtedness of any of its Restricted Subsidiaries that refinances Indebtedness of another

Restricted Subsidiary of the Company) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor that refinances Indebtedness of the Company or a Guarantor.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or any of its Restricted Subsidiaries transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or any of its Restricted Subsidiaries leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien on assets of the Company or such Restricted Subsidiary, excluding Capital Stock or Indebtedness of an Unrestricted Subsidiary or any right, title or interests relating thereto, including any rights under any relevant shareholder, voting trust, joint venture or other agreement or instrument.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement, dated as of May 17, 2011, among the Company, as borrower, The Bank of Nova Scotia, as Lead Arranger and Administrative Agent, and the several lenders from time to time parties thereto, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including replacing the borrowers or increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain covenants—Limitation on indebtedness”).

“Senior Management” means the chief executive officer and the chief financial officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, determined as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any other business that is similar, reasonably related, incidental or ancillary thereto.

“Similar Business Investments” means Investments made in (1) the ordinary course of, or of a nature that is customary in, the mining business as a means of exploiting, exploring for, acquiring, developing, processing, refining, gathering, producing, transporting or marketing gold, silver or other precious or base metals used, useful or created in the mining business, including through agreements, acquisitions, transactions, interests or arrangements (whether on a royalty or non-royalty basis) which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining business, and in any event including, without limitation, Investments made in connection with or in the form of (a) direct or indirect ownership interests in mining properties, gathering or upgrading systems or facilities and (b) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (2) Persons engaged in a Similar Business.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under the Indenture in connection with any transaction, the total consolidated assets of the Company and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below;

(2)	any Subsidiary of an Unrestricted Subsidiary; and

(3)	as of the date of the Indenture, Allied Nevada Delaware Holdings, Inc. and Allied Nevada Cayman Corp.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	such Subsidiary has no Indebtedness other than Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with “—Certain Covenants— Limitation on restricted payments;”

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least US$1.00 of additional Indebtedness pursuant to the first paragraph of the “—Certain covenants—Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Exhibit 3

Terms of the Swap

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Exhibit 2

Allied Nevada Gold Corporation

Cross Currency Interest Rate Swap – INDICATIVE TERM SHEET

The following term sheet describes a cross currency interest rate swap transacted between The Bank of Nova Scotia and Allied Nevada Gold Corporation (“Allied Nevada”) with Scotiabank acting as Lead Hedge Advisor and Sole Hedge Arranger for the swap. This trade will be syndicated at the sole discretion of Scotiabank.

Party A	The Bank of Nova Scotia
Party B	Allied Nevada Gold Corporation
Start Date	May 25th, 2012
Maturity Date	June 1st, 2019
Notional CAD Principal	CAD 400,000,000.00
Notional USD Principal	USD 400,400,400.40
USD/CAD Exchange Rate	0.999
Notional Amortization	None (Constant Notional)
Mutual Put Date:	June 1st, 2016 [In-line with the first Call date]

Initial Exchange Date	May 25, 2012
Final Exchange Date	June 1, 2019
Party A Pays Initial Exchange Amount	USD 400,400,400.40
Party B Pays Initial Exchange Amount	CAD 400,000,000.00
Party A Pays Final Exchange Amount	CAD 400,000,000.00
Party B Pays Final Exchange Amount	USD 400,400,400.40

CAD Fixed Rate Details
CAD Fixed Rate Payer	Party A
CAD Fixed Rate	8.75%
Daycount Basis	Semi-annual, 30/360, Unadjusted
Payment Dates	Semi-annually every June 1st & December 1st, beginning December 1st, 2012 up to and including the Maturity Date, subject to Modified Following Business Day Convention.
Payment Dates for the Initial Calculation Period	Initial calculation period will be based on the number of days, using the 30/360 day count fraction, between May 25th, 2012 and December 1st, 2012.
Business Days	New York & Toronto

USD Fixed Rate Details
USD Fixed Rate Payer	Party B
USD Fixed Rate	8.375%
Daycount Basis	Semi-annual, 30/360, Unadjusted
Payment Dates	Semi-annually every June 1st & December 1st, beginning December 1st, 2012 up to and including the Maturity Date, subject to Modified Following Business Day Convention.
Payment Dates for the Initial Calculation Period	Initial calculation period will be based on the number of days, using the 30/360 day count fraction, between May 25th, 2012 and December 1st, 2012.
Business Days	New York & Toronto

Documentation	ISDA and Confirmation

PROPRIETARY AND CONFIDENTIAL

Schedule “A”

Indemnity

Allied Nevada Gold Corp. (the “Company”) shall indemnify and save GMP Securities L.P., Scotia Capital Inc. and the other Dealers in the offering (the “Offering”) of senior unsecured notes (the “Notes”) of the Company, as defined and as contemplated in the letter agreement to which this indemnity is attached and/or any of their respective affiliates (hereinafter referred to collectively as the “Dealers”) and the directors, officers, shareholders, partners, employees and agents of the Dealers (hereinafter referred to as the “Personnel”) harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Dealers and/or their Personnel, to which the Dealers and/or their Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of services rendered to the Company by the Dealers and/or their Personnel or otherwise in connection with the matters referred to in the letter to which this indemnity is attached, including, without limitation, expenses, losses, claims, damages, actions or liabilities in any way caused by, or arising directly or indirectly from, or in consequence of:

(i)	any breach of or default under any of the Company’s representations, warranties. covenants or agreements contained in the letter agreement to which this indemnity is attached or the underwriting agreement entered into in connection with the Offering or any document to be delivered pursuant thereto or the failure of the Company to comply with its obligations thereunder;

(ii)	any offering document, or any amendment thereto, in respect of the Offering, or any information or statement (except any information or statement relating solely to the Dealers) contained or incorporated by reference therein, being or being alleged to contain or be a misrepresentation (as defined in the Securities Act (Ontario)) or being or alleged to be untrue or any omission to state or alleged omission to state in those documents any material fact (except facts relating solely to the Dealers) required to be stated in those documents or necessary to make any of the statements therein not misleading in light of the circumstances in which they were made;

(iii)	any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any governmental entity or by any other competent authority, based on any actual or alleged untrue statement, omission or misrepresentation (except such that is solely related to the Dealers) contained in any offering document or amendment thereto in respect of the Offering; or

(iv)	the non-compliance or alleged non-compliance by the Company with any requirements of the Securities Act (Ontario) or other applicable securities laws and regulations.

Notwithstanding anything to the contrary contained herein, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i)	the Dealers or their Personnel have been grossly negligent or have committed any fraudulent or illegal act or an act of willful misconduct in the course of the performance of services rendered to the Company by the Dealers and/or their Personnel or otherwise in connection with the matters referred to in the letter to which this indemnity is attached; and

(ii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly and primarily caused by the gross negligence, illegality, willful misconduct or fraud referred to in (i).

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The Company hereby agrees that no Dealer or its Personnel shall have any liability (either direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on the Company’s behalf for or in connection with any expenses, losses, claims, damages, liabilities or actions, except to the extent that any expenses, losses, claims, damages liabilities or actions incurred by the Company are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have been primarily caused by gross negligence, illegality or fraud of such Dealer or its Personnel.

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Dealers or their Personnel or insufficient to hold them harmless, then the Company shall contribute to the amount paid or payable by the Dealers or their Personnel as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Dealers on the other hand but also the relative fault of the Company and the Dealers, as well as any relevant equitable considerations; provided that the Company shall, in any event, contribute to the amount paid or payable by the Dealers or their Personnel as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by the Dealers hereunder pursuant to the letter agreement to which this indemnity is attached.

GMP Securities L.P. and Scotia Capital Inc. are hereby constituted as trustees for their Personnel and each of the other Dealers and their Personnel of the Company’s covenants under this indemnity with respect to such persons and GMP Securities L.P. and Scotia Capital LP agree to accept such trust and hold and enforce such covenants on behalf of such persons.

The Company agrees that in case any legal proceeding shall be brought against the Company and/or the Dealers or their Personnel by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Company and/or the Dealers and any Personnel of the Dealers shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of services rendered to the Company by the Dealers (in each case in respect of a proceeding or investigation which is in respect of a matter for which indemnification may be sought from the Company), the Dealers shall have the right to employ their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Dealers for time spent by their Personnel in connection therewith) and out-of-pocket expenses incurred by their Personnel in connection therewith shall be paid by the Company as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against the Dealers or any of their Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, the Dealers will notify the Company in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Company, will keep the Company advised of the progress thereof and will discuss with the Company all significant actions proposed. The omission so to notify the Company shall not relieve the Company of any liability which the Company may have to the Dealers except only to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Company would otherwise have under this indemnity had the Dealers not so delayed in giving or failed to give the notice required hereunder.

The Company shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence thereof, provided such defence is conducted by experienced and competent counsel. Upon the Company notifying the Dealers in writing of its election to assume the defence and retaining counsel, the Company shall not be liable to the Dealers for any legal expenses subsequently incurred by them in connection with such defence. If such defence is assumed by the Company, the Company throughout the course thereof will provide copies of all relevant documentation to the Dealers, will keep the Dealers advised of the progress thereof and will discuss with the Dealers all significant actions proposed.

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Notwithstanding the foregoing paragraph, any Dealer shall have the right, at the Company’s expense, to employ counsel of such Dealer’s choice, in respect of the defence of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Company; or (ii) the Company has not assumed the defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Company or the Dealer(s) has advised the Underwriter(s) that representation of both parties by the same counsel would be inappropriate for any reason, including without limitation because there may be legal defences available to the Dealers which are different from or in addition to those available to the Company (in which event and to that extent, the Company shall not have the right to assume or direct the defence on the Dealer’s behalf) or that there is a conflict of interest between the Company and the Dealers or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein (in either of which events the Company shall not have the right to assume or direct the defence on the Dealers’ behalf).

No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Dealers affected.

The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Dealers and shall be binding upon and ensure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Dealers and any of the Personnel of the Dealers. The foregoing provisions shall survive the completion of services rendered under the letter to which this is attached or any termination of such services.

This indemnity agreement (i) shall not be assignable by any party hereto without the prior written consent of each other party hereto; and (ii) shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal law of Canada applicable therein and the parties hereto hereby irrevocably attorn to the non- exclusive jurisdiction of the courts of the Province of Ontario. No waiver, amendment or other modification of this indemnity agreement shall be effective unless in writing and signed by each of the parties hereto.

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